UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 21, 2012

Power-One, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29454	77-0420182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

740 Calle Plano Camarillo, California	93012
(Address of Principal Executive Offices)	(Zip Code)

(805) 987-8741

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Certain Officers

(b)  On May 21, 2012, Neil Dial, Power-One’s Senior Vice President of Operations, stepped down from his position as the global manager of the company’s worldwide operations.  Consistent with the company’s strategy over the past few years to restructure the business into two separate strategic business units, the Renewable Energy Solutions Business, led by Alex Levran, and the Power Solutions Business, led Steven Hogge, will each manage their own global operations function going forward.  Mr. Dial will continue to serve in an advisory capacity and assist with the transition of the global operations function until June 29, 2012 (the “Separation Date”).

(e)  The company and Mr. Dial entered into a Separation Agreement (the “Separation Agreement”), dated May 21, 2012, which provides that Mr. Dial will receive the following payments and benefits following the Separation Date:  (i) a lump-sum payment of $187,500, which equals 26 weeks his base salary of $375,000; (ii) continued medical, dental, and vision insurance for up to 12 months following the Separation Date or until such time as Mr. Dial becomes employed by another company that offers health benefits, whichever occurs first; and (iii) a lump-sum payment of $15,000, which may be used at Mr. Dial’s discretion for outplacement services .  The vesting of any stock option awards, restricted stock units and performance stock awards that have not vested as of the Separation Date will not accelerate.  Mr. Dial will have six months from the Separation Date to exercise his vested options.

The separation payments and benefits are subject to Mr. Dial’s execution and non-revocation of a release of claims against the company. Mr. Dial continues to be subject to post-employment non-disclosure, non-solicitation of employees, vendors and suppliers, non-disparagement, and cooperation covenants. The Separation Agreement also contains other customary provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER-ONE, INC.
(Registrant)

		By:	/s/Tina D. McKnight
Date:	May 24, 2012		Tina D. McKnight
Senior Vice President, General Counsel and Secretary